Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Flexion Therapeutics, Inc. of our report dated March 10, 2021 relating to the financial statements which appears in Flexion Therapeutics, Inc.’s Annual Report on Form 10 K for the year ended December 31, 2020.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 10, 2021